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                                  EXHIBIT 23.1
                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-K) of The Earth Technology Corporation (USA) of our report dated October 18, 1995 (except for Note 14, as to which the date is November 1, 1995), included in the 1995 Annual Report to Stockholders of The Earth Technology Corporation (USA).


/s/ ERNST & YOUNG LLP
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Long Beach, California
November 22, 1995